As filed with the Securities and Exchange Commission on May 26, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WHIRLPOOL CORPORATION

(Exact name of issuer as specified in its charter)

Delaware	38-1490038
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 North M-63, Benton Harbor, Michigan	49022-2962
(Address of Principal Executive Offices)	(Zip Code)

WHIRLPOOL CORPORATION NONEMPLOYEE DIRECTOR EQUITY PLAN

(Full Title of the plan)

Robert T. Kenagy, Esq., Associate General Counsel and Secretary, Whirlpool Corporation,

Law Department, Mail Drop 2200, 2000 North M-63, Benton Harbor, Michigan 49022-2692

(Name and address of agent for service)

269-923-3910

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $1.00	300,000 shares	$68.05	$20,415,000	$2,402.85
Preferred Share Purchase Rights	300,000 shares	(3)	(3)	(3)

Notes:

1.	In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
2.	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h) of the Securities Act, on the basis of $68.05 per share, which represents the average of the high and low prices of the Registrant’s common stock reported on the New York Stock Exchange Composite Tape on May 24, 2005.
3.	Rights to purchase Junior Participating Preferred Stock, Series B initially are attached to and trade with the Common Stock being registered hereby. The value attributable to such rights, if any, is reflected in the market price of the Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 of Part I will be delivered to participants in the plan covered by this Registration Statement, in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Whirlpool Corporation Nonemployee Director Equity Plan are available without charge to participants by contacting:

Mr. Philip Napoli

Director, Global Compensation

Whirlpool Corporation

2000 North M-63

Benton Harbor, Michigan 49022-2692

(269) 923-4908

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below (which do not include Current Reports on Form 8-K furnished pursuant to Items 2.02 and 7.01 of Form 8-K) are hereby incorporated by reference into this Registration Statement until such time as this Registration Statement is no longer in effect:

1.	The Annual Report on Form 10-K/A of Whirlpool Corporation (the “Company”) for the fiscal year ended December 31, 2004.

2.	The Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended March 31, 2005.

3.	The Current Reports on Form 8-K of the Company filed on January 25, 2005, February 10, 2005, February 16, 2005, February 17, 2005 and April 21, 2005 (with respect to Item 1.01).

4.	The description of the common stock of the Company that is contained in its Form 8-K dated April 23, 1996.

5.	Description of the Preferred Stock Purchase Rights that was contained in the Registration Statement on Form 8-A filed by the Company on April 27, 1998 (File No. 1-3932).

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (other than Current Reports on Form 8-K furnished pursuant to Items 2.02 and 7.01 of Form 8-K, unless otherwise indicated therein), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Robert T. Kenagy, who has rendered an opinion as to the validity of the Common Stock being registered by this Registration Statement, is an officer of Whirlpool Corporation.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law and the Certificate of Incorporation of the Company provide for the indemnification of any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding by reason of the fact that such individual is or was a director or officer of the Company or serves or served another enterprise (including the plan) at the request of the Company against all expense, liability, and loss (including attorney’s fees, judgments, fines, Employee Retirement Income Security Act of 1974 (“ERISA”) excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection therewith, to the fullest extent authorized by the Delaware General Corporation Law, and also generally provides for mandatory advancement by the Company of defense-related expenses.

Both the Delaware General Corporation Law and the Certificate of Incorporation of the Company provide that the Company may maintain insurance to cover losses incurred pursuant to liability of directors and officers of the Company. The Company has obtained directors’ and officers’ insurance coverage, which insurance covers certain liabilities of directors and officers of the Company arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.
4(a)	Restated Certificate of Incorporation of Whirlpool Corporation (filed as Exhibit 3(i) to Whirlpool Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, Commission File No. 1-3932, and incorporated herein by reference).

4(b)	By-laws of the Company, as amended and restated August 17, 1999 (filed as Exhibit 3(ii) to Whirlpool Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, Commission File No. 1-3932, and incorporated herein by reference).

4(c)	Rights Agreement, dated April 21, 1998, between Whirlpool Corporation and First Chicago Trust Company of New York, (incorporated by reference to the Registrant’s Form 8-K filed on April 27, 1998).

4(d)	Whirlpool Corporation Nonemployee Director Equity Plan.

5	Opinion of Robert T. Kenagy, Associate General Counsel and Corporate Secretary.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Robert T. Kenagy, Associate General Counsel and Corporate Secretary (included in Exhibit 5).

24	Power of Attorney.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense or any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Benton Harbor, State of Michigan, on May 26, 2005.

WHIRLPOOL CORPORATION

By:	/s/ Daniel F. Hopp
Daniel F. Hopp
Senior Vice President Corporate Affairs and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Jeff M. Fettig*	Director, Chairman of the Board, President and Chief Executive Officer
Jeff M. Fettig*

/s/ Herman Cain*	Director
Herman Cain*

/s/ Gary T. DiCamillo* Gary T. DiCamillo*	Director

/s/ Allan D. Gilmour* Allan D. Gilmour*	Director

/s/ Kathleen J. Hempel* Kathleen J. Hempel*	Director

/s/ Michael F. Johnston* Michael F. Johnston*	Director	May 26, 2005

/s/ Arnold G. Langbo* Arnold G. Langbo*	Director

/s/ Miles L. Marsh* Miles L. Marsh*	Director

/s/ Paul G. Stern* Paul G. Stern*	Director

/s/ Janice D. Stoney* Janice D. Stoney*	Director

/s/ Michael D. White* Michael D. White*	Director

/s/ Roy W. Templin* Roy W. Templin*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Ted A. Dosch* Ted A. Dosch*	Vice President and Controller (Principal Accounting Officer)

*By:	/s/ Daniel F. Hopp Attorney in Fact	May 26, 2005
Daniel F. Hopp

EXHIBIT INDEX

Exhibit Number	Description of Document
4(a)	Restated Certificate of Incorporation of Whirlpool Corporation (filed as Exhibit 3(i) to Whirlpool Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, Commission File No. 1-3932, and incorporated herein by reference).

4(b)	By-laws of the Company, as amended and restated August 17, 1999 (filed as Exhibit 3(ii) to Whirlpool Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, Commission File No. 1-3932, and incorporated herein by reference).

4(c)	Rights Agreement, dated April 21, 1998, between Whirlpool Corporation and First Chicago Trust Company of New York, (incorporated by reference to the Registrant’s Form 8-K filed on April 27, 1998).

4(d)	Whirlpool Corporation Nonemployee Director Equity Plan.

5	Opinion of Robert T. Kenagy, Associate General Counsel and Corporate Secretary.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Robert T. Kenagy, Associate General Counsel and Corporate Secretary (included in Exhibit 5).

24	Power of Attorney.